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                                  EXHIBIT 11
                          Lindsay Manufacturing Co.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
            For the three months ended November 30, 1996 and 1995
               (Dollars in thousands except per share amounts)
                                 (Unaudited)
                       --------------------------------


COMPUTATION OF PRIMARY PER SHARE EARNINGS                                Three Months Ended
                                                                    --------------------------------
                                                                    November                November
                                                                      1996                    1995
                                                                    --------                --------
1.  Weighted average shares outstanding.........................    6,349,163              6,479,150
2.  Net additional shares outstanding assuming
       dilutive stock options exercised and
       proceeds used to purchase treasury stock...............        378,233                267,757
                                                                    ---------               --------
3.  Average number of common and common
       equivalent shares outstanding..........................      6,727,396              6,746,907
                                                                    =========               ========

4.  Net earnings for per share computation..............         $      4,809             $    3,026
                                                                    =========               ========

5.  Net earnings per average common and common
       equivalent shares outstanding....................         $       0.71             $     0.45
                                                                    =========               ========


COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS                          Three Months Ended
                                                                    --------------------------------
                                                                    November                November
                                                                      1996                    1995
                                                                    --------                --------
1.  Weighted average shares outstanding.......................    6,349,163                6,479,150
2.  Net additional shares outstanding assuming
       dilutive stock options exercised and
       proceeds used to purchase treasury stock...............      378,233                  280,119
                                                                  ---------                ---------
3.  Average number of common and common
       equivalent shares outstanding..........................    6,727,396                6,759,269
                                                                  =========                =========

4.  Net earnings for per share computation..............         $    4,809               $    3,026
                                                                  =========                 ========

5.  Net earnings per average common and common
       equivalent shares outstanding....................         $     0.71               $     0.45
                                                                  =========                  =======





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